Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of September 29, 1999 by and between Elizabeth V. Hopper (“Officer”), and National Mentor, Inc., a Delaware corporation (“Employer”).

WHEREAS, Employer desires to continue to obtain the services of Officer and Officer desires to continue to render services to Employer; and

WHEREAS, Employer and Officer desire to set forth the terms and conditions of Officer’s continued employment with Employer under this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

STATEMENT OF AGREEMENT

1.                                      Employment. Employer agrees to employ Officer, and Officer accepts such employment in accordance with the terms of this Agreement, for an initial term of two years commencing on October 1, 1999 and, unless terminated earlier in accordance with the terms of this Agreement, ending on September 30, 2001. After the initial term has expired, this Agreement will renew automatically on the anniversary date of each year for a one-year term. If either party desires not to renew the Agreement, they must provide the other party with written notice of their intent not to renew the Agreement at least sixty days prior to the next anniversary date. If Employer chooses not to renew this Agreement, Employer shall continue to pay Officer the compensation provided for in Section 4(a) of this Agreement for one year commencing on such anniversary date.

2.                                      Position and Duties of Officer. Officer will serve as Executive Vice President and Chief Operating Officer of Employer. Officer agrees to serve in such position, or in such. other positions of a similar status or level as Employer determines from time to time, and to perform the commensurate duties that Employer may assign from time to time to Officer until the expiration of the term or such time as Officer’s employment with Employer is terminated pursuant to this Agreement.

3.                                      Time Devoted and Location of Officer.

(a)                                  Subject to Section 3(c), Officer will devote his/her full business time and energy to the business affairs and interests of Employer, and will use his/her best efforts and abilities to promote Employer’s interests. Officer agrees that he/she will diligently endeavor to perform services contemplated by this Agreement in a manner consistent with his/her position and in accordance with the policies established by the Employer and provided to Officer from time to time.

(b)                                 Officer’s primary business office and normal place of work will be located in Boston, Massachusetts.

(c)                                  Officer may serve as an officer, director, agent or employee of any direct or indirect subsidiary or other affiliate of Employer, but may not serve as an officer, director, agent or employee of any other business enterprise without the written approval of the Board; provided, that Officer may serve in any capacity with any civic, educational or charitable organization, or any governmental entity or trade association, without seeking or obtaining such written approval of the Board, if such activities and services do not interfere or conflict with the performance of Officer’s duties under this Agreement.

4.                                      Compensation.

(a)                                  Base Salary. Employer will pay Officer a base salaryy in the amount of $230,000 per year, which amount will be paid in accordance with Employer’s normal payroll schedule less appropriate withholdings ings for federal and state taxes and other deductions authorized by Officer. Such salary will be subject to review and adjustment by Employer from time to time.

(b)                                 Benefits. Officer will be eligible to participate in all benefit plans of Employer to the same extent as they are made available to other senior executives of Employer at Officer’s level. Officer will receive separate information detailing the terms of the benefit plans and the terms of such plans will control. Officer also will be eligible to participate in any annual incentive plan and stock option plan applicable to Officer by its terms (including without limitation Employer’s Executive Sale Equity Bonus Plan).

5.                                      Expenses. During the term of this Agreement, Employer will reimburse Officer promptly for all reasonable travel, entertainment, parking, business meetings and similar expenditures in pursuance and furtherance of Employer’s businesss upon receipt of reasonably supporting documentation as required by Employer’s policies applicable to its officers and employees generally.

6.                                      Termination; Rights upon a Change of Control.

(a)                                  Termination Due to Resignation and Termination with Cause. Except as otherwise set forth in this Agreement, this Agreement, Officer’s employment, and Officer’s rights to receive compensation and benefits from Employer, will terminate upon the occurrence of any of the following events: (i) the effective date of Officer’s resignation without good reason, or (ii) termination for cause at the discretion of Employer under the following circumstances: (a) Officer’s commission of an act of fraud or dishonesty involving his/her duties on behalf of Employer; (b) Officer’s willful failure or refusal to faithfully and diligently perform material duties assigned to Officer consistent with Section 2 above, or other breach of any material term under this Agreement; (c) Officer’s willful failure or refusal to abide by Employer’s material policies, rules, procedures or directives; or (d) Officer’s conviction of a felony or a misdemeanor involving moral turpitude. If Officer is terminated pursuant to this Section 6(a), Employer’s only remaining financial obligation to Officer under this Agreement will be to pay any earned but unpaid base salary and accrued but unpaid vacation and reimbursable travel and entertainment expenses through the date of Officer’s termination.

For the events described in Sections 6(a)(ii)(b) and (c), Employer will give Officer written notice of such event and a reasonable opportunity to cure such situation, but in no event less than thirty days.

(b)                                 Termination Without Cause. Officer may terminate his/her employment without cause at any time by giving thirty days written notice of resignation to Employer. Employer may terminate this Agreement without cause at any time by giving thirty days prior written notice to Officer. If Employer terminates this Agreement without cause, Employer may direct Officer to cease providing services immediately. Subject to the limitation set forth in Section 7(a) below, if Employer terminates this Agreement without cause, Employer shall continue to pay Officer the compensation provided for in Section 4(a) of this Agreement for a period of time equal to the greater of (i) the remaining term of this Agreement or (ii) two years. No other benefits or compensation will be paid to Officer if he/she is terminated pursuant to this Section 6(b), unless otherwise provided for in the terms of the applicable plan or benefit.

(c)                                  Termination by Officer for Good Reason. Officer may terminate this Agreement, and his/her employment with Employer, for “good reason” upon the occurrence of any of the following:

(i)                                     a requirement by Employer that Officer relocate his/her primary business office more than 25 miles from its current location in order to fulfill Officer’s duties under this Agreement;

(ii)                                  the failure of Employer to comply with Section 4; or

(iii)                               any material breach of this Agreement by Employer; or

(iv)                              the assignment to Officer of duties materially inconsistent with Officer’s status as President and Chief Executive Officer of Employer.

Prior to terminating this Agreement pursuant to this Section, Officer shall give to Employer written notice of his/her “good reason” for terminating this Agreement and provide Employer with a reasonable period in which to contest or correct the “good reason”, but in no event less than thirty days. In the event of a termination for “good reason” pursuant to this Section, Officer will be entitled to receive all compensation and benefits provided for in this Agreement for a termination by Employer without cause, subject to the limitation set forth in Section 7(a) below.

(d)                                 Automatic Termination. This Agreement will terminate automatically upon the death or permanent disability of Officer. Officer will be deemed to be “Disabled” or to suffer from a “Disability” within the meaning of this Agreement if, because of a physical or mental impairment, Officer has been unable to perform the essential functions of his/her position for a period of 180 consecutive days, or if Officer can reasonably be expected to be unable to perform the essential functions of his/her position for such period. The term “essential duties” is defined as the ability to consistently perform his/her assigned duties, including travel requirements. Subject to continuing coverage under applicable benefit plans, and except as otherwise provided in this Agreement and Employer’s Executive Sale Equity Bonus Plan, if Officer is terminated pursuant to this Section 6(d), Employer’s only remaining financial obligation to Officer under this Agreement will be to pay any earned but unpaid base salary and accrued but unpaid vacation and reimbursable travel and entertainment expenses through the date of Officer’s termination.

(e)                                  Effect of Termination. Except as otherwise provided for in this Agreement, upon termination of this Agreement, all rights and obligations under this Agreement will cease except for the rights and obligations under Sections 4 and 5 to the extent Officer has not been compensated or reimbursed for services performed prior to termination or has not been paid vacation and reimbursable travel and entertainment expenses accrued through the termination date (the amount of compensation to be prorated for the’ portion of the pay period prior to termination); the rights and obligations under Section 7 that expressly state that they will continue after termination of employment, the rights and obligations under Sections 8, 9 and 10; and all procedural and remedial provisions of this Agreement. A termination of this Agreement will constitute a termination of Officer’s employment with Employer.

7.                                      Rights upon a Change of Control; Retention Bonus.

(a)                                  Rights Upon a Change of Control.

(i) For purposes of this Agreement, a “change of control” of Employer will take place upon the occurrence of any of the following events: (a) the acquisition after the beginning of the term in one or more transactions of beneficial ownership (within the meaning of Rule 13d-3(a)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) by any person or entity (other than a wholly owned subsidiary of Magellan Health Services, Inc. (“Magellan”)), or any group of persons or entities who constitute a group (within the meaning of Rule 13d-5 of the Exchange Act), of any securities of Employer such that as a result of such acquisition such person or entity or group beneficially owns (within the meaning of Rule 13d3(a)(1) under the Exchange Act) more than 50% of Employer’s then outstanding voting securities entitled to vote on a regular basis for a majority of the Board of Directors of Employer; or (b) the sale of all or substantially all of the assets of Employer (including, without limitation, by way of merger, consolidation, lease or transfer) in a transaction where Employer or Magellan do not receive (i) voting securities representing a majority of the voting power entitled to vote on a regular basis for the Board of Directors of the acquiring entity or of an affiliate which controls the acquiring entity, or (ii) securities representing a majority of the equity interest in the acquiring entity or of an affiliate that controls the acquiring entity, if other than a corporation. The foregoing notwithstanding, a spinoff or other similar distribution of the shares or business of Mentor shall not constitute a change of control for purposes of this Agreement.

(ii) In the event of a change of control of Employer occurs during the term of Officer’s employment hereunder, (or within six months after the term of Officer’s employment hereunder ends due to non-renewal of this Agreement by Employer, termination by Employer without cause, termination by Officer for good reason, or termination due to death or disability as contemplated by Section 6(d)) Officer shall be entitled to receive a lump sum payment of (a) 100% of her Base Salary paid on the date of the closing of the transaction constituting such change in control, and (b) 100% of her Base Salary on the first anniversary of such closing. Officer shall not be entitled to any such payment provided in the preceding clause (b), if prior to the time for payment thereof, (x) Employer shall have terminated Officer’s Employment with Cause, (y) Officer shall have terminated her Employment without good reason (as defined above), or (z) Officer shall have violated the covenants set forth in Section 8 hereof, unless prior to the occurrence of (x), (y) or (z) above, Officer shall have entered into a new Employment Agreement with the party acquiring control in such change of control transaction. Any amounts paid to Officer upon a change of control as contemplated by this Section 7(a) shall be in lieu of any amounts otherwise payable to Officer under the last sentence of Section 1, or Section 6(b) or Section 6(c) hereof.

(iii) Alternatively, if there is a change of control. (as defined above mutatis mutandis) of Magellan during the term of this Agreement, and Employer is still a subsidiary of Magellan at the time of such change of control, Officer will be entitled to terminate this Agreement within 90 days after such change of control, and upon such termination will be entitled to all of the compensation provided in Section 4(a) of this Agreement for a period of one year. Any amounts payable to Officer upon a change of control of Magellan as contemplated by this paragraph shall be applied towards any amounts otherwise payable to Officer under the last sentence of Section 1, or Section 6(b) or Section 6(c) hereof.

(iv) If Officer becomes entitled to any payments (whether hereunder or otherwise) by reason of an event described in Internal Revenue Code Section 280G (a “Parachute Event”) that would constitute “excess parachute payments” (as defined in Internal Revenue Code Section 280G) if paid, then Officer’s entitlement to such payments will be reduced by such amount as will cause none of such payments to constitute excess parachute payments, if, and only if, the net amount received by Officer by reason of the Parachute Event, after imposition of all applicable taxes (including taxes under Internal Revenue Code Section 4999), would be greater after such reduction than if such reduction were riot made.

(b)                                 Retention Bonus. Employer shall pay to Officer a retention bonus of, 100% of the base salary figure stated in Section 4(a) above on the second anniversary of the date of this Agreement, provided that prior to such time Officer has not been terminated for cause, or terminated his/her employment without good reason, or terminated his or her employment after a change in control of Magellan as contemplated by Section 7(a)(iii) above, and provided further, that no transaction involving a change of control of Employer (as defined above) has occurred by that time. Alternatively, and in lieu of the foregoing retention bonus, in the event of a spinoff or other similar distribution of the shares or business of Mentor, Employer shall pay to Officer a retention bonus of 100% of the base salary figure stated in Section 4(a) above on each of the first and second anniversaries of the closing of such spinoff, provided that Officer has not been terminated for cause or terminated his/her employment without good reason prior to such time. In the event that Employer adopts any “above target” bonus program, any amounts paid to Officer thereunder shall be credited toward payment of the foregoing retention bonuses.

8.                                      Protection of Confidential Information/Non-Competition/Non-Solicitation.

Officer covenants and agrees as follows:

(a)                                  During Employer’s employment of Officer and for a period of eighteen months following the termination of Officer’s employment for any reason, Officer will not use or disclose, directly or indirectly, for any reason whatsoever or in any way, other than at the direction of Employer (with the written consent of Magellan) during the course of Officer’s employment, or following the termination of Officer’s employment after receipt of the prior written consent of Employer, any confidential information or trade secrets of Employer or its controlled subsidiaries or affiliates, including, but not limited to, the following: lists of past, current or potential customers of Employer and its controlled subsidiaries and affiliates; all systems, manuals, materials, processes and other intellectual property of any type used by Employer or its controlled subsidiaries and affiliates in connection with their respective business operations; financial statements, cost reports and other financial information; contract proposals and bidding information; rate and fee structures; policies and procedures developed as part of a confidential business plan; and management systems and procedures, including manuals and supplements (collectively, the “Confidential Information”). The obligation not to use or disclose any Confidential Information will not apply to: (i) any Confidential Information known by Officer before commencing employment with Employer, (ii) Confidential Information which Officer obtains from a third party, provided Officer has no actual or constructive knowledge that the third party obtained the Confidential Information by wrongful or inappropriate means, (iii) following the, termination of the employment of Officer with Employer, to any information that is or becomes public knowledge through no fault of Officer, and that may be utilized by the public without any direct or indirect obligation to Employer, but the termination of the obligation for non-use or nondisclosure by reason of such information becoming public will extend only from the date such information becomes public knowledge, or (iv) disclosure compelled by legal process. The above will be without prejudice to any rights or remedies of Employer under any state or federal law protecting trade secrets or other information.

(b)                                 Officer covenants and agrees that during the term of his/her employment with Employer and for a period of twelve months immediately following the termination of said employment for any reason, he/she will not, directly or indirectly, seek, obtain or accept a “Competitive Position” in the “Restricted Territory” with a “Competitor” of Employer.

The following definitions shall apply to this Section:

•                                          “Competitor” means any business, individual, partnership, joint venture, association, firm, corporation or other entity engaged, wholly or in part, in the provision or sale of therapeutic foster care or other home or community-based healthcare or human services (the “Competitive Business”).

•                                          “Competitive Position” means any position (including a consulting position) or employment with a “Competitor” of Employer in which Officer is engaged in corporate or operational management of the part of such Competitor’s business which constitutes a Competitive Business.

•                                          “Restricted Territory” is the geographic area set forth in Exhibit A to this Agreement. The parties agree to review the geographic area included within the Restricted Territory from time to time at either party’s request and the Restricted Territory will thereafter be modified so that its coverage extends to, but only to, the geographic area necessary to protect the interest of the Employer and its controlled subsidiaries and affiliates engaged in the provision or sale of therapeutic foster care or other home or community-based healthcare or human services. No such reformation will be valid unless it is evidenced by written amendment to this Agreement and signed by both parties.

(c)                                  To protect the goodwill of Employer and its controlled subsidiaries and affiliates, or the customers of Employer and its controlled subsidiaries and affiliates, Officer agrees that, for a period of eighteen months immediately following the termination of his/her employment with Employer, he/she will not, without the prior written permission of Employer, directly or indirectly, for himself or herself or on behalf of any other person or entity, solicit, divert away, take away or attempt to solicit or take away any Customer of Employer for purposes of providing or selling or providing therapeutic foster care or other home or community based healthcare or human services if Employer, or the particular controlled subsidiary or affiliate of Employer, is then still engaged in the sale or provision of such services at the time of the solicitation. For purposes of this Section 8(c), “Customer” means any individual or entity to whom Employer or its controlled subsidiaries or affiliates has provided, or contracted to provide, therapeutic foster care or other” home or community-based healthcare or human services, and with whom Officer had, alone or in conjunction with others, Material Contact during the twelve months prior to the termination of her employment. For purposes of this Section 8(c), Officer had “Material Contact” with a customer if (i) Officer had business dealings with the customer on behalf of Employer or its controlled subsidiaries or affiliates; (ii) Officer was responsible for supervising or coordinating the dealings between the customer and Employer or its controlled subsidiaries or affiliates; or (iii) Officer obtained trade secrets or confidential information about the customer as a result of Officer’s association with Employer or its controlled subsidiaries or affiliates.

(d)                                 During Employer’s employment of .Officer and for a period of eighteen months following the termination of Officer’s employment with Employer for any reason, Officer will not solicit for employment, directly or indirectly, any employee of Employer or any of its controlled subsidiaries or affiliates who was employed with Employer or its controlled subsidiaries or affiliates within the one year period immediately prior to Officer’s termination.

(e)                                  Employer may, with the prior written consent of Magellan, waive compliance with one or more of the covenants of Officer set forth in this Section 8 for the purpose of facilitating the negotiation of the acquisition of Employer by a third party. Such a waiver must be made in writing and executed by Employer and Magellan, and shall be effective only with respect to the acts specifically described therein.

9.                                      Work Made for Hire. Officer agrees that any written program materials, protocols, research papers and all other writings (the “Work”), which Officer develops for Employer’s use, or for use by Employer’s controlled subsidiaries or affiliates, during the term of this Agreement, will be considered “work made for hire” within the meaning of the United States Copyright Act, Title 17, United States Code, which vests all copyright interest in and to the Work in the Employer. In the event, however, that any court of competent jurisdiction finally declares that the Work is not or was not a work made for hire as agreed, Officer agrees to assign, convey, and transfer to the Employer all right, title and interest Officer may presently have or may have or be deemed to have in and to any such Work and in the copyright of such work, including but not limited to, all rights of reproduction, distribution, publication, public performance, public display and preparation of derivative works, and all rights of ownership and possession of the original fixation of the Work and any and all copies. Additionally, Officer agrees to execute any documents necessary for Employer to record and/or perfect its ownership of the Work and the applicable copyright. The foregoing will not apply to any writings Officer develops which are not for Employer’s use or are in each instance specifically excluded in advance of publication from the coverage of the foregoing by Employer’s Board of Directors.

10.                               Property of Employer. Officer agrees that, upon the termination of Officer’s employment with Employer, Officer will immediately surrender to Employer all property, equipment, funds, lists, books, records and other materials of Employer or its controlled subsidiaries or affiliates in the possession of or provided to Officer, provided, however, Officer shall be entitled to retain individualized bound volumes of transaction documents in which Officer provided services.

11.                               Governing Law. This Agreement and all issues relating to the validity, interpretation and performance will be governed by and interpreted under the laws of the State of Maryland.

12.                               Remedies. Employer and Officer agree that an actual or threatened violation by Officer of the covenants and obligations set forth in Sections 8, 9 and 10 will cause irreparable harm to Employer or its controlled subsidiaries or affiliates and that the remedy at law for any such violation will be inadequate. Officer agrees, therefore, that Employer or its controlled subsidiaries or affiliates will be entitled to appropriate equitable relief, including, but not limited to, a temporary restraining order and a preliminary injunction, without the necessity of posting a bond. The provisions of Sections 8, 9 and 10 will survive the termination of this Agreement in accordance with the terms set forth’in each Section.

13.                               Arbitration. Except for an action for injunctive relief as described in Section 12, any disputes or controversies arising under this Agreement will be settled by arbitration in Boston, Massachusetts in accordance with the rules of the American Arbitration Association relating to the arbitration of employment disputes. The determination and findings of such arbitrators will be final and binding on all parties and may be enforced, if necessary, in any court of competent jurisdiction.

/s/ EVH

Officer’s

Initials

14.                               Notices. Any notice or request required or permitted to be given to any party will be given in writing and, excepting personal delivery, will be given at the address set forth below or at such other address as such party may designate by written notice to the other party to this Agreement:

To Officer:

Elizabeth V. Hopper

804 Island Circle West

Dataw Island, SC 29920

To Employer:

National Mentor, Inc.

313 Congress Street

Boston, Massachusetts 02210

Attention: General Counsel
Facsimile: 617-790-4941

With a copy to:	Magellan Health Services, Inc.

6950 Columbia Gateway Drive

Columbia, Maryland 21046
Attention: General Counsel
Facsimile: 414-953-5207

Each notice given in accordance with this Section will be deemed to have been given, if personally delivered, on the date personally delivered; if delivered by facsimile transmission, when sent and confirmation of receipt is received; or, if mailed, on the third day following the day on which it is deposited in the United States mail, certified or registered mail, return receipt requested, with postage prepaid, to the address last. given in accordance with this Section.

15.                               Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and should not be construed or interpreted to restrict or modify any of the terms or provisions of this Agreement.

16.                               Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision will be fully severable and this Agreement and each separate provision will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. In addition, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically, as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, if such reformation is allowable under applicable law.

17.                               Binding Effect. This Agreement will be binding upon and shall inure to the benefit of each party and each party’s respective successors, heirs and legal representatives. This Agreement may not be assigned by Officer to any other person or entity but may be assigned by Employer to any wholly-owned subsidiary or affiliate of Employer or to any successor to or transferee of all, or any part, of the stock or assets of Employer.

18.                               Employer Policies, Regulations and Guidelines for Officers. Employer may issue policies, rules, regulations, guidelines, procedures or other material, whether in the form of handbooks, memoranda, or otherwise, relating to its officers. These materials are general guidelines for Officer’s information and will not be construed to alter, modify or amend this Agreement for any purpose whatsoever.

19.                               Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties with respect to its subject matter and supersedes all prior agreements and understandings, whether written or oral, relating to its subject matter, unless expressly provided otherwise within this Agreement. No amendment or modification of this Agreement will be valid unless made in writing and signed by each of the parties and countersigned by Magellan. No representations, inducements or agreements have been made to induce either Officer or Employer to enter into this Agreement which are not expressly set forth within this Agreement. Officer and Employer acknowledge and agree that Employer’s wholly-owned subsidiaries and affiliates are express third party beneficiaries of this Agreement.

*                                         *                                         *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ELIZABETH V. HOPPER	NATIONAL MENTOR, INC.

“Officer”

“Employer”

/s/ Elizabeth V. Hopper	By:	/s/ Gregory Torres

Name:

Gregory Torres

Title:

President and CEO

EXHIBIT A
Restricted Territory

The Restricted Territory is any location within a radius of fifty miles of any existing operation of Employer, or its affiliates or controlled subsidiaries, engaged in the provision or sale of therapeutic foster care or other home or community-based healthcare or human services.